April 30, 2015

Private and Confidential

Mr. Mark Erceg
(sent via email)

Dear Mark,

Per our discussion, I would like to formally offer you the position of Executive Vice President and Chief Financial Officer of Canadian Pacific Railway Limited effective on or before June 1, 2015 reporting to Mr. Hunter Harrison, Chief Executive Officer. The location of the position will be Calgary Alberta, subject to you being legally eligible to work in Canada. This process may take up to 4 months.

Yours will be a fast paced portfolio where you will become immersed in the issues we face every day as a Class I Railroad. CP continues to go through a major culture change and we have become a strong competitor among the Class I railroads. We have done this through the disciplined application of our core Foundations: Provide Service, Control Costs, Optimize Assets, Operate Safely and Develop People. Your work at CP will involve elements of all our foundations and I am confident that your skills will complement the executive team and your career with CP will be challenging and rewarding.

In this role your base salary will be $535,000USD. The expected value of your total compensation package (base salary, short term and long term incentive plans) will be $2,434,250USD annually.

Please find attached the details and contingencies of this offer. Please also confirm your acceptance of this position by completing the portion found on page 8 of this letter and returning a copy to me by Friday, May 1, 2015.

CP’s transformation to date has been impressive. It can be even better with you on our team. Mark, I look forward to working with you on the many opportunities we have ahead of us.

Sincerely,

/s/ Peter Edwards

Peter Edwards
VP Human Resources and Labour Relations

CP OFFER DETAILS

Short Term Incentive Plan (STIP)
You will be eligible to participate in the Short Term Incentive Plan (STIP). Your target award level will be 80% of your base salary (or $428,000USD). This annual bonus is comprised of two components, individual and corporate: 25% will be based on your individual performance as measured through the Company's Performance Management Program and the remaining 75% will be based on the Company's performance against its corporate targets. Both corporate and individual components have a maximum of 200% of target (i.e., for a total of 160% of base salary). For 2015, you will be eligible to receive a prorated amount.

Long Term Incentive Plan (LTIP)
You will be eligible to participate in CP’s annual Long Term Incentive Plan. Subject to plan design, as it may change over time and ongoing Board discretion, your target award level will be 275% of your annual salary (or $1,471,250USD), and will be delivered in performance share units (PSU’s) and time vested options. Subject to Board approval, annual grants typically occur in January of each year.

Special Payments
In recognition of incentive payments that will be forfeited upon your resignation from your previous employer, you will be entitled to the following special payments/grants:

•
$750,000USD cash, payable within 60 days following commencement of employment with full repayment if employment ceases prior to December 31, 2016 unless employment is terminated without cause by the Company, in such case, no repayment is required.

•	$1,441,000USD expected value of option grant that vests over 4 years

•	$1,441,000USD expected value in performance share units. This grant is subject to the performance criteria set out for the Company’s 2015 PSU grant whose performance period ends on December 31, 2017.

The actual number of units awarded will be based on the closing price of a share on the relevant stock exchange on the date you commence employment (or the next available date should the CEO be in a blackout position).

Ownership Guidelines
By five (5) years from the effective date of this position, you will be required to achieve an ownership level equivalent to 3 times your annual salary. To help you meet your ownership requirements, the Company has a voluntary incentive deferral program. Annually, you may elect to defer all or a portion of your STIP payment into DSUs. The company will provide a 25% match, i.e., one DSU will be awarded for every four DSUs acquired with your STIP deferral. The matched units will only be provided if you are below your ownership level.

Canadian Pacific Pension Plan
You will be enrolled in the Defined Contribution (DC) Option of the Canadian Pacific Pension Plan. CP’s competitive DC plan features employer and employee contributions which increase over time based on your combined age and years of service. For more information, please contact Pension Services by telephone at toll free 1-888-511-7557 or Local in Calgary at 319-3035, or by e-mail at pension@cpr.ca.

The following illustrates DC contribution levels.
In addition, you will be eligible to participate in the Canadian Pacific Railway Company Supplemental Retirement Plan (the Supplemental Plan), which is fully paid by the Company. Supplemental benefits include pension benefits in excess of the Canada Revenue Agency maximums for the DC pension plan. For your level, this plan provides an additional notional contribution of 6% of your base salary and bonus annually.

Canadian Pacific Automobile Plan
Subject to the terms of the executive automobile plan, you are entitled to select an automobile up to a value of $48,600 Cdn (excluding sales tax, transportation, and license costs). The plan also allows you to exceed this limit but at your own expense.

The Company will obtain a vehicle and make it available for unrestricted use by yourself and immediate family members who reside with you (as well as occasional use by others).
The Company will pay or will reimburse you for maintenance and operating expenses. The vehicle will be replaced after four (4) years or 100,000 kms, whichever occurs first.

Please note that depending on the vehicle selected, it may take up to 6 months from order placement to receive your vehicle, and as a result, to begin taking advantage of this benefit.

Benefits
You will be eligible to participate in CP’s FlexBenefits administered through Manulife, our benefits provider. In addition to your core coverage, you will be given individual choices regarding each of the following: life insurances for you and your dependents, long-term disability, health care, dental care and personal travel insurance.

Upon residency in Alberta you will be eligible for Alberta Health Care.

You are also eligible to an annual executive medical examination. The examination includes a number of tests, which will assist in determining your health status as well as recommending preventative and/or curative measures, thus optimizing your health. The medical information obtained during the examination remains strictly confidential.

Financial Counselling/Club Memberships
The company will pay the annual dues for a club membership to a maximum of $4,000 as well as reimburse for financial counselling to a maximum of $7,200 annually. Any unused portion will be paid out in cash at year end. You will be responsible for the applicable taxes on this benefit.

Employee Share Purchase Plan (ESPP)
You can own part of CP through the Employee Share Purchase Plan (ESPP). CP shares may be purchased through payroll deduction and CP will match a portion of every dollar you invest (subject to certain vesting and contribution conditions). Participants may contribute between one and ten percent of eligible earnings to the Plan. The Company will contribute 33 cents for every dollar contributed to the Plan on the first 6% of your contributions, on an ongoing basis.

Vacation
You are entitled to five weeks’ vacation per year. For 2015, your vacation entitlement will be prorated according to your start date.

Relocation
The relocation of you, your family and your household effects will be governed by the Company’s Relocation Policy #8801, with the exception of equity protection. Please ensure that the request for Relocation Form (Appendix I) is returned with your signed acceptance as soon as possible in order to initiate your move. Once returned to us, Brookfield Global Relocation Services (BGRS) will then contact you to initiate the process and answer any questions you might have.

Executive Compensation Clawback
By signing this offer letter you are agreeing to be bound by the Executive Compensation Clawback Policy. The Corporation may seek reimbursement of incentive compensation paid to you, specifically, where (i) you have received or receive incentive compensation that is based on financial results that are subsequently materially restated or corrected, (ii) through misconduct, you are responsible for causing the need for such restatement or correction, and (iii) your incentive compensation would have been lower based on the restated or corrected results.

The Board may from time to time approve amendments to the Executive Compensation Clawback Policy. If such amendments are made, you will be advised immediately. For further information please see Appendix 2.

Severance
In the event your employment with Canadian Pacific Railway is terminated by the Company without cause, it is agreed that the severance payment, including any payment in lieu of notice to which you will be entitled, will be equal to 24 months’ of your annual base salary and continued coverage under the Company’s FlexBenefits for 24 months. Equity compensation and pension benefits, outstanding at the time of such termination, shall be addressed in accordance with the terms of the applicable plan. No other notice or severance entitlements shall apply.

Your entitlement to the non-statutory payments and other benefits provided for above will be conditional on your providing the Company will a Full & Final Release of any and all employment related forms, in a form that is satisfactory to the Company, acting reasonably.

In the event of a change in control of the organization, you will also be offered certain enhanced benefits should you be involuntarily severed as a result of the change in control. Upon commencement of employment, you will receive a separate Change in Control Agreement to sign outlining the terms and benefits of such agreement.

Non-Compete/Non Solicitation
You acknowledge and agree to sign the Non-Compete / Non-Solicit Agreement contained in Appendix 3.

Your participation in the Plans mentioned above is governed by the appropriate Plan documents, which detail the precise Plan terms and conditions. These terms and conditions may be revised at any time at the discretion of the Company. You will be provided copies of the relevant Plan documents upon commencement of employ and should you wish a copy of any Plan document throughout your employment, please contact HR.

Additional Information
Obtaining or Maintaining Qualification
Provided you are qualified to perform the functions for safety-critical positions pursuant to applicable laws or regulations, which can include applicable medical, drug or alcohol testing, you may be required to obtain a certification or to maintain your current certification/qualification as locomotive engineer or conductor, as you may be called upon to operate trains as and when required for business operational purposes. This may involve operating trains away from your normal work location. If called upon to perform such service, you will become subject to applicable regulatory and qualification requirements for such safety-sensitive position unless otherwise already subject to such laws or regulations in your current position.

Change in Work Location
As an employer with international operations, the possibility does exist that the location of your position may be changed at the Company’s discretion. You will be provided with written notice of any such change should one arise. Employees may be eligible for relocation benefits under the Company’s relocation policy in effect at the time of the change in location, provided that the change in location qualifies for such benefits under the terms of the policy.

Code of Business Ethics
As a condition of employment, you will be required to read CP’s Code of Business Ethics and electronically sign an acknowledgement that you have read and agree to adhere to the Code of Business Ethics. You will be provided with mandatory on-line training on CP’s Code of Ethics after the commencement of your employment with the Company. In addition, your photograph will be posted in our Talent Management database for the purpose of supporting the employee development and succession planning processes.

Mark Erceg
Offer Letter – April 30, 2015

Offer Contingencies:

This offer is contingent on CP Board approval and your ability to work in Canada. Canadian Pacific agrees to arrange for the preparation and filing of the applicable documents for you and your family to be sent to Citizenship and Immigration Canada. You are required to provide any and all information pertinent to the filing of those applications.

CP Offer Summary

Position Title	EVP and CFO
Location	Within 4 months, Calgary AB, Canada
Reporting to:	Hunter Harrison
Effective Date	On or before June 1, 2015
Salary Level
Base Salary	$ 535,000USD
Short Term Incentive Plan (STIP)	$ 428,000 (80% of salary)
Long Term Incentive Plan (LTIP)	$ 1,471,250 (275% of salary)
Total Direct Compensation (base salary +STIP+LTIP)	$2,434,250
Pension Plan	Applicable plan plus Supplemental Plan
Benefits	Life, disability and health and dental for you and your eligible dependents
Perks	Executive automobile, financial counselling, club membership fees
Vacation Benefit	5 weeks
Employee Share Purchase (ESPP)	• You can contribute 1% to 10% of base salary • CP will contribute 33 cents for every dollar up to the first 6% of your contribution

Please acknowledge below your acceptance of this offer and return a copy to me for our records.

Accepted: ___________________________     Dated: ___________________
(Signature)

Not Accepted: ________________________    Dated: ___________________                  (Signature)

Appendix 1

Request for Relocation Form

Complete this form as it will be submitted to BGRS who will be contacting you to initiate your “Relocation Journey”

Relocating Employee Information
Name	Mark Erceg
Employee Number
Job Title	EVP and CFO
Office Phone Number
Home Phone Number
Cell Phone Number
E-mail Address
Spouse/Partner Information
Name
Current Property Information
Address:
File Information for BGRS
Origin City
Destination City & Province	Calgary AB
Start Date at New Location
Home Owner
Renter
# of Pets
# of Children and ages
CP Information
Cost Centre Company Code
Cost Centre to Charge Relocation Costs, if not same as above
CEO Approver Name	Hunter Harrison
Hiring Manager Name	Hunter Harrison
Hiring Manager e-mail	Hunter_Harrison@cpr.ca

I have read and agree to the relevant CP Relocation Policy:

_____________________________
Signature

_____________________________
Date

Appendix 2

Executive Compensation Clawback Policy

The Board of Directors may determine that incentive compensation paid to a senior executive or former senior executive should be reimbursed to the Company in circumstances where:

1.
The incentive compensation paid to the senior executive or former senior executive was predicated upon the achievement of financial results that were subsequently materially restated or corrected, in whole or in part; and

2.
The senior executive or former senior executive engaged in gross negligence, fraud or intentional misconduct that caused or partially caused the need for such restatement or correction, as admitted by the senior executive, or, in the absence of such admission, as determined by the Board acting reasonably; and

3.	The incentive compensation paid to the senior executive or former senior executive would have been lower based on the restated or corrected results.

Intentional misconduct includes (but is not limited to) acts or omissions that are not in good faith or which are a knowing violation of a law, and can also include conscious inaction, where no corrective measures were taken to avoid or rectify a material decision made, which resulted in financial harm to the Company.

In such an instance, reimbursement of all or a portion of the applicable incentive compensation paid to the senior executive or former senior executive under the Company’s incentive plans will be sought, as permitted by applicable laws and to the extent the Board determines, in its sole discretion, that it is in the best interest of the Company to so require reimbursement (including to ensure compliance with applicable laws).

If it is determined recovery should be sought, the Board may pursue all reasonable legal and other remedies to recover the applicable incentive compensation, including, without limitation, by: (i) seeking repayment from the senior executive or former senior executive; (ii) reducing the amount that would otherwise be payable to the senior executive under a Company plan; (iii) reducing or withholding future equity grants, bonus awards, or salary increases; or (iv) taking any combination of these actions. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Appendix 3
Non-Compete / Non-Solicit Agreement
THIS AGREEMENT made as of the ___ day of May 2015.
BETWEEN
CANADIAN PACIFIC RAILWAY COMPANY,
A corporation organized under the laws of Canada,
(the "Corporation")
having a mailing address of
7550 Ogden Dale Road SE
Calgary, Alberta
T2C 4X9
- and –

Mark Erceg
having a mailing address of
18713 Hillstone Drive
Odessa, FL 33556

(the "Executive")

1.Non‑Disclosure of Confidential Information.
(a)The Executive acknowledges that, as a result of his employment by the Company, he has and will be making use of, acquiring, and/or adding to the Company’s Confidential Information (as defined below). Except as required in the performance of the Executive's duties under this Agreement or except in those instances in which the Executive reasonably determines, in good faith, that use or disclosure of Confidential Information is in the best interests of the Company, the Executive will not use or disclose to third parties, directly or indirectly, any Confidential Information, either during his employment or anytime following cessation of his employment. Notwithstanding the foregoing, the Executive will be permitted to disclose any Confidential Information to the extent required by validly issued legal process or court order.

(b)As used herein, "Confidential Information" means all confidential and proprietary information of the Company, including, without limitation, any business plan, compilation, list, program, device, formula, pattern, method, technique or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (iii) is owned by the Company. In addition, "Confidential Information" includes, without limitation, both information disclosed to the Executive by the Company and information developed by the Executive in the course of his employment with the Company. The types and categories of information which the Company considers to be its Confidential Information include but are not limited to information concerning the Company's management, financial condition, financial operations, employee lists, customer lists (including potential customers and prospects), pricing information, sales activities, marketing activities, sales and marketing strategies and business plans.
The parties agree that as used herein, "Confidential Information" shall not include the following: (i) information that at the time of disclosure is in the public domain; or (ii) information that, after disclosure, becomes part of the public domain by publication or otherwise through no fault of the Executive.
(c)The Company may also advise the Executive from time to time as to restrictions upon the use or disclosure of specified information that has been licensed or otherwise disclosed to the Company by third parties pursuant to license or confidential disclosure agreements that contain restrictions upon the use or disclosure of such information. The Executive agrees to abide by the restrictions upon use and/or disclosure contained in such agreements to the extent such restrictions do not conflict with this Agreement.
Property of the Company/Assignment of Developments. All documents, encoded media, and other tangible items provided to the Executive by the Company, or prepared, generated or created by the Executive or others in the performance of the Executive's duties under this Agreement are the property of the Company. Upon cessation of the Executive's employment with the Company, the Executive will promptly deliver to the Company all such documents, media and other items in his possession, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or about such documents, media, items or information contained therein. The Executive will neither have nor claim any right, title or interest in any trademark, copyright, patent, trade secret, service mark or trade name owned or used by the Company.
2.Non‑solicitation of Clients/Covenants Against Competition.
(a)    The Executive acknowledges that by reason of his employment the services he renders to the Company are of a special or unusual character with a unique value to the Company, the loss of which the Company believes cannot adequately be compensated by damages in an action at law. In view of the Confidential Information known or to be obtained by, or disclosed to the Executive, as set forth above, and as a material inducement to the Company to enter into this Agreement, the Executive covenants and agrees that he will not, except as otherwise expressly authorized by this Agreement, directly or indirectly, anywhere in North America, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the business of a Class 1 Railroad (the "Restricted Business") during the Covenant Period (as defined below), provided, however, that the restrictions contained in this Agreement shall not restrict the acquisition by the Executive, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business.
As used herein, the "Covenant Period" shall mean the period of the Executive's employment with the Company and, additionally twenty four (24) months following the termination of the Executive's employment, regardless of the reason for termination.

(b)    The Executive further covenants and agrees that during the Covenant Period, the Executive shall not, directly or indirectly: (i) cause, solicit, induce or encourage any employee of the Company (or any person who was so employed within twelve (12) months prior to the Executive’s action) to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Company (including any existing or former customer of the Company and any person or entity that becomes a client or customer of the Company after termination of the Executive’s employment) or any other person or entity who has a material business relationship with the Company, to terminate or modify any such actual or prospective relationship. As used in this Agreement, a "former customer" is a person or entity which has been a customer of the Company within the immediately preceding twenty four (24) month period from the date of solicitation, and a "prospective client or customer" is a person or entity to which the Company has submitted a proposal in writing to perform services within the immediately preceding twenty four (24) month period from the date of solicitation. For purposes of this Section 8(b), general newspaper and other media advertisements shall not be considered solicitation of Company employees.

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Agreement intending to be bound by the terms set forth herein.

CANADIAN PACIFIC RAILWAY COMPANY
Per	/s/ E.H. Harrison
E. Hunter Harrison
Chief Executive Officer
Date: May 1, 2015_______________
Per	/s/ Peter Edwards
Peter Edwards
Vice President HR and LR
Date: May 1, 2015_______________
/s/ Gabrielle Erceg                     /s/ Mark Erceg

Witness 5/3/15	Mark Erceg 5/1/2015
Date	Date: